AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 26, 2019, is entered into by and between Orbital Tracking Corp, a Nevada corporation (the “Parent”), and Orbital Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Parent (the “Subsidiary”). Parent and Subsidiary may be referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Parent is incorporated under the laws of the State of Nevada;

WHEREAS, the Subsidiary is incorporated under the laws of the State of Nevada and the authorized capital stock of the Subsidiary consists of 1,000 shares of common stock, par value $0.0001 per share (“Subsidiary Common Stock”), all of which such shares were issued and outstanding on the date hereof and are owned by the Parent;

WHEREAS, pursuant to the provisions of Nevada Revised Statutes (“NRS”) 92A.180, the Subsidiary shall merge with and into the Parent (the “Merger”), with the Parent being the surviving corporation of the Merger and continuing its existence under the NRS;

WHEREAS, the respective Boards of Directors of the Parties by resolutions duly adopted, have approved this Agreement; and

WHEREAS, pursuant to the provisions of NRS 92A.180, no consent of the Parent’s stockholders or of Parent as the sole stockholder of Subsidiary are necessary to conclude the Merger;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth herein, the Parties hereby agree as follows:

Article I. ARTICLE ONE

Section 1.01 On the Effective Date (as defined in Section 1.06), and in accordance with the provisions of the NRS, the Subsidiary shall be merged with and into the Parent, with Parent being the surviving corporation (the “Surviving Corporation”) of the Merger. Pursuant to the provisions of NRS 92A.180 the name of the Parent shall be changed to “Orbsat Corp” on the Effective Date at the closing of the Merger.

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Section 1.02 On the Effective Date, the Merger shall have the effects specified in the NRS and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Date, the separate existence of Subsidiary shall cease, the Subsidiary and Parent shall be a single corporation; and the Surviving Corporation shall possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Parties; and all and singular, the rights, privileges, powers and franchises of each of the Parties, and all property, real, personal and mixed, and all debts due to either of the Parties on whatever account, as well for stock subscriptions as all other things in action or belonging to or due to each of the Parties, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Parties, and title to any real estate or interest therein, vested by deed or otherwise in either of the Parties, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and any liens upon the property of either of the Parties shall be preserved unimpaired; and all debts, liabilities and duties of each of the Parties shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. Any action or proceeding, whether civil, criminal or administrative, pending by or against either of the Parties shall be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding in place of either of the Parties.

Section 1.03 From time to time after the Effective Date, the last acting officers of the Subsidiary or the corresponding officers of the Surviving Corporation may, in the name of the Subsidiary, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions, as the Surviving Corporation, or its successors or assigns, may deem necessary or desirable in order to vest in, or perfect or confirm to, the Surviving Corporation and its successors and assigns, title to, and possession of, all of the property, rights, privileges, powers and franchises referred to in Section 1.02 and otherwise to carry out the intent and purposes of this Agreement.

Section 1.04 All corporate acts, plans (including, without limitation, stock option plans), policies, approvals and authorizations of the Subsidiary, its stockholder, Board of Directors, committees elected or appointed by its Board of Directors, officers and agents, which are valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, approvals and authorizations of the Surviving Corporation and shall be as effective and binding on the Surviving Corporation as they were with respect to the Subsidiary.

Section 1.05 On and after the Effective Date, (a) the Articles of Incorporation and Bylaws of the Parent, as in effect on the date hereof, shall continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation, except for the amendments contemplated in Section 1.01 for the change of name, and otherwise unless and until they are thereafter duly altered, amended or repealed, as provided therein or by law, and (b) the persons serving as directors and officers of the Parent immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors shall have been elected and shall have been duly qualified or until their earlier death, resignation or removal.

Section 1.06 On the Effective Date, the Parties shall sign and file Articles of Merger with the Secretary of State of Nevada. The effective date and time of the Merger (“Effective Date”) shall be the date and time on and at which the Merger becomes effective under the laws of the State of Nevada and all other applicable laws, and shall be on August 6, 2019. The execution and delivery hereof by the Parent shall constitute the approval and adoption of, and consent to, the Merger Agreement and the transactions contemplated thereby in Parent’s capacity as the sole stockholder of the Subsidiary.

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Article II. CONVERSION OF SHARES; CANCELLATION OF SHARES

Section 2.01 On the Effective Date, each share of Parent’s common stock, $0.0001 par value per share (the “Parent Common Stock”), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into, and shall become, one validly issued, fully paid and nonassessable share of the Surviving Corporation’s common stock, par value $0.0001 per share (the “Surviving Corporation Common Stock”) and each share of the Parent’s preferred stock (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Stock”), issued and outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become, one validly issued, fully paid and nonassessable share of the Surviving Corporation’s designated preferred stock on the same terms, rights and preferences as the Parent Preferred Stock (the “Surviving Corporate Preferred Stock” and, together with the “Surviving Corporation Common Stock,” the “Surviving Corporation Stock”). Each unissued share of Parent Stock held in Parent’s treasury shall be canceled without any consideration being issued or paid therefor.

Section 2.02 On the Effective Date, each option or other instrument or derivative to acquire shares of Parent Stock outstanding immediately before the Effective Date shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option to acquire, upon the same terms and conditions, the same number of shares of Surviving Corporation Stock at the same exercise price or conversion price per share.

Section 2.03 After the Effective Date, each certificate theretofore representing issued and outstanding shares of Parent Stock will thereafter be deemed to represent such number of shares of Surviving Corporation Stock as calculated hereunder. The holders of outstanding certificates theretofore representing Parent Stock will not be required to surrender such certificate to Parent or the Surviving Corporation.

Section 2.04 On the Effective Date, the Subsidiary Common Stock owned by the Parent immediately prior to the Effective Date shall, by virtue of the Merger and without any action on the part of any party, be cancelled and retired and all rights in respect thereof shall cease.

Section 2.05 The consummation of the Merger is subject to the satisfaction prior to the Effective Date of the following conditions:

(a)	All necessary governmental approvals and filings required to be received or made by the Parties prior to consummation of the transactions contemplated hereby shall have been obtained or made and the Merger shall have become effective under the laws of the State of Nevada.

(b)	No governmental authority or other third party shall have instituted or threatened any action or proceeding against the Subsidiary or the Parent to enjoin, hinder or delay, or to obtain damages or other relief in connection with, the transactions contemplated by this Agreement; and no action shall have been taken by any court or governmental authority rendering the Subsidiary or the Parent unable to consummate the transactions contemplated by this Agreement.

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Article III. MISCELLANEOUS

Section 3.01 This Agreement may be terminated and the Merger abandoned by the Parties by appropriate resolution of its respective Board of Directors and for any reason whatsoever, at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada. In the event that this Agreement is terminated, it shall become void and shall have no effect, and no liability shall be imposed upon either of the Parties or the directors, officers or stockholders thereof.

Section 3.02 Prior to the Effective Date this Agreement may be amended or modified in any manner as may be determined in the judgment of the respective Boards of Directors of the Parties to be necessary, desirable or expedient in order to clarify the intention of the Parties hereto or to effect or facilitate the filing, recording or official approval of this Agreement and the Merger in accordance with the purposes and intent of this Agreement. Any failure of either of the Parties to comply with any of the agreements set forth herein may be expressly waived in writing by the other Party.

Section 3.03 As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

Section 3.04 This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the Parties concerning the transactions contemplated herein and supersede all prior agreements or understandings between the Parties relating to the subject matter hereof.

Section 3.05 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each Parties waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

Section 3.06 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 3.07 This Agreement is not intended to confer upon any person other than the Parties any rights or remedies hereunder.

Section 3.08 This Agreement shall be construed in accordance with the laws of Nevada without application of the conflicts of laws provisions thereof.

Section 3.09 This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

[Signature page follows]

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IN WITNESS WHEREOF, Parent and Subsidiary have duly executed this Agreement as of the date first written above.

ORBITAL TRACKING CORP

By:	/s/ Theresa Carlise
Name:	Theresa Carlise
Title:	Chief Financial Officer

Orbital Merger Sub, Inc.

By:	/s/ Theresa Carlise
Name:	Theresa Carlise
Title:	Chief Financial Officer, Treasurer and Secretary

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